Exhibit 1.02
General Electric Company
Conflict Minerals Report

INTRODUCTION

General Electric Company has prepared this Conflict Minerals Report for the year ended December 31, 2013 to satisfy the requirements of Rule 13p-1 of the Securities Exchange Act.  GE manufactures a wide range of products that contain conflict minerals, but GE does not purchase ore or unrefined conflict minerals from mines and is many steps removed in the supply chain from the mining of the conflict minerals.  We purchase materials in our products from a wide network of suppliers and, as a result, we have necessarily relied on our suppliers to assist with our reasonable country of origin inquiry.  After performing a reasonable country of origin inquiry and due diligence, GE has not identified the presence of any tin, tantalum, tungsten or gold (“3TG”) in our products that support conflict in the Democratic Republic of Congo.  At the same time, in the first year of our conflict minerals due diligence program, GE has not been able to establish the conflict status of our products, due to the unavailability of complete information across our broad and deep supply chain.

Below is a description of:  1) the due diligence performed for the period from January 1, 2013 through December 31, 2013, including  the steps we have taken and will take in 2014 to mitigate the risk that conflict minerals in our products benefit armed groups (including steps taken to improve our due diligence); and 2) the products that we had reason to believe may contain 3TG originating from the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”), and  information known about the facilities and countries of origin of the 3TG in those products.

1.  DUE DILIGENCE

a.	DESIGN OF GENERAL ELECTRIC COMPANY’S DUE DILIGENCE MEASURES WITH RESPECT TO THE PERIOD JANUARY 1, 2013 THROUGH DECEMBER 31, 2013

During January 2013, GE finalized “Conflict Minerals Guidelines,” that set out the design of the GE conflict minerals due diligence process.  The Guidelines describe procedures that each GE business is expected to use to perform due diligence on the source and origin of the conflict minerals contained in products manufactured by the business.  The Guidelines were designed by GE management to conform in material respects to the OECD Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold.

GE’s Conflict Minerals Guidelines set out the policies and roles and responsibilities described below for GE businesses and corporate functions to perform due diligence on GE’s supply chain for 3TG.  The Conflict Minerals Guidelines are organized to conform to the Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain set out in Annex I of the OECD Guidance, with particular reference to the Specific Recommendations for Downstream Companies set out in the Supplement on Tin, Tantalum, and Tungsten.  The description of the design of GE’s due diligence measures contained in this Conflict Minerals Report is presented pursuant to the organizational structure of the Five-Step Framework as elaborated in the Supplement.

Step 1:  Establish Strong Company Management Systems

A.	Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas

The Guidelines contain the operative provisions of GE’s Statement of Principles on Conflict Minerals, which can be found on GE’s website.  The process to ensure that risks are adequately managed is contained in the Guidelines.

B.	Structure internal management systems to support supply chain due diligence

The Guidelines assign oversight responsibility for GE’s Statement of Principles on Conflict Minerals to a senior GE executive, and responsibility to establish processes and procedures to carry out GE’s Statement of Principles on Conflict Minerals to a senior GE lawyer responsible for international trade regulation and sourcing.

The Guidelines require each GE business to establish a system to support performance of due diligence on its supply chain in accordance with the requirements of the Guidelines and to document that system in a written Business Program.

C.	Establish a system of controls and transparency over the mineral supply chain

The Guidelines provide that each GE business will identify suppliers that provide inputs to GE products that are known to or are likely to contain 3TG (“Relevant Sourced Materials”) through a process that is based on an examination of bills of material or other product specifications; a qualitative review of sourcing records; or information provided by the supplier.  The Guidelines provide that GE businesses will further identify those suppliers within this universe that are most significant to the Conflict Minerals program as determined by the mass of 3TG they supply to the business or other factors deemed significant by the business.  These suppliers are referred to in the Guidelines as “Significant Suppliers.”

The Guidelines provide that each GE business will use its best efforts to collect relevant data from the suppliers designated as Significant Suppliers using a survey tool developed by GE to collect and manage supplier information relevant for Conflict Minerals due diligence including, among other things, the identity of smelters and refiners of 3TG in the supplier’s supply chain (the “PCC Conflict Minerals Module”), or another comparable tool.  The Guidelines provide that information gathered through the PCC Conflict Minerals Module will be archived for a period of five years.

D.	Strengthen company engagement with suppliers

The Guidelines provide that each GE business will adopt and document in its Business Program a process for regular communication with suppliers of Relevant Sourced Materials concerning awareness of their obligations to support GE’s compliance with our Statement of Principles on Conflict Minerals.

The Guidelines provide that each GE business will contractually obligate suppliers of Relevant Sourced Materials to 1) adopt policies and establish systems to use best efforts to procure Conflict Minerals from sources that have been verified as conflict free; and 2) provide supporting data on their supply chains for Conflict Minerals to GE when requested, on a platform to be designated by GE.  Contract terms must provide for the rights to audit and to terminate in the event of material non-compliance.

The Guidelines provide that each GE business will conduct due diligence to determine the degree of compliance by suppliers with the contractual obligations set out in the Guidelines and the accuracy of reported information based on a risk analysis and with separate levels of intensity that depend upon risk of non-compliance.  Measures may include reviewing supplier responses for completeness, accuracy, and credibility and confirming smelter status by checking against the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (EICC/GeSI) Conflict Free Smelter list or other list of smelters that have been verified in accordance with OECD upstream due diligence guidance.

E.	Establish a company level grievance mechanism

The GE Integrity Guide for Suppliers, Contractors, and Consultants makes available to suppliers four separate methods for use by suppliers and supplier personnel to raise concerns about matters that are subject to the Integrity Guide, including GE’s expectations of suppliers concerning Conflict Minerals.  Each GE business has an open reporting system to allow employees to raise integrity concerns.  Both the Integrity Guide and the open reporting system forbid retaliation against any person reporting an integrity concern.

Step 2:  Identify and Assess Risks in the Supply Chain

A.	Use best efforts to identify the smelters and refiners in the supply chain

The Guidelines provide that each GE business will identify all smelters and refiners of Conflict Minerals that are first-tier suppliers to GE and survey Significant Suppliers annually to identify the smelters and refiners of 3TG in their supply chains and the sources of scrap or recycled 3TG in their supply chains.

B.	Identify the scope of the risk assessment of the mineral supply chain

C.	Assess whether the smelters and refiners have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

D.	Where necessary, carry out, including through participation in industry-driven programs, joint spot checks at the mineral smelter or refiner’s own facilities

The Guidelines provide that GE businesses will use best efforts in 2013 to ensure that each of their first-tier smelter and refiners 1) has a policy and procedures to eliminate sourcing of conflict-supporting minerals; 2) has been subject to an audit of the origin of their 3TG supplies conducted in accordance with OECD Guidelines or have made a firm commitment to undergo such an audit as soon as it can be scheduled; and 3) passes the audit as being conflict-free or, having failed the audit, has established and put into place a plan to correct process deficiencies by the end of the relevant reporting period.

The Guidelines provide that GE will rely on industry-wide initiatives, such as the EICC/GeSI Conflict Free Smelter Program (CFSP), to conduct risk assessment at the upstream level.  For each smelter identified in its supply chain at the first or lower tiers, each GE operating division will assess the information available from the CFSP or other audits conducted in accordance with OECD Guidelines, and determine whether any “red flags” exist as defined in the OECD Guidelines.

Step 3:  Design and Implement a strategy to respond to identified risks

A.	Report findings to designated senior management

B.	Devise and adopt a risk management plan

The Guidelines provide that each GE business will compile a periodic report of Conflict Minerals risks identified in its supply chain, at both the downstream and upstream levels for review by the GE business Executive-level program owner to determine appropriate steps to take in mitigating any risks identified in the reports.

Step 4:  Carry Out Independent Third-Party Audit of Smelters’ and Refiners’ Due Diligence Practices

The Guidelines provide that GE will rely on industry-wide initiatives, such as the EICC/GeSI CFSP, to conduct risk assessment at the upstream level.

Step 5:  Report Annually on Supply Chain Due Diligence

The Guidelines provide that GE will report its performance in accomplishing the goals of the Statement of Principles on Conflict Minerals on its website and that each GE business will provide information as required for preparation of this report, as well as for preparation of this Conflict Minerals Report.

b.	DESCRIPTION OF DUE DILIGENCE MEASURES PERFORMED BY GENERAL ELECTRIC COMPANY WITH RESPECT TO THE PERIOD JANUARY 1, 2013 THROUGH DECEMBER 31, 2013

This description of due diligence measures performed by General Electric with respect to the period January 1, 2013 through December 31, 2013 refers to measures performed at the GE corporate level and by the following GE businesses:  GE Appliances & Lighting, GE Aviation, GE Energy Management, GE Healthcare, GE Oil & Gas, GE Power and Water, and GE Transportation.  The description will identify, where appropriate, which measures were performed at the corporate level and which apply to some or all businesses.  As with Section 1(a) of this Conflict Minerals Report, the information in this Section 1(b) is presented pursuant to the organizational structure of the OECD Five-Step Framework as elaborated for downstream companies in the Supplement on Tin, Tantalum, and Tungsten to the OECD Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

Step 1:  Establish Strong Company Management Systems

A.	Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas

1.  GE’s Statement of Principles on Conflict Minerals is on the GE website.  Additional GE policies that relate to the due diligence measures set out the in Annex II to the OECD Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas are incorporated into GE’s policy document The Spirit and the Letter.

2.  GE Corporate created and disseminated to the GE businesses a set of Guidelines for execution of GE’s Conflict Minerals due diligence process, as described generally in Section 1(a) of this Exhibit.

B.	Structure internal management systems to support supply chain due diligence

1.  The Guidelines assign oversight responsibility for GE’s Statement of Principles on Conflict Minerals to a senior GE executive, and assign responsibility to establish processes and procedures to carry out GE’s Statement of Principles on Conflict Minerals to a senior GE lawyer responsible for sourcing and international trade regulation.

2.  Each GE business created a Business Program describing how that division would carry out due diligence pursuant to the Corporate Guidelines and assigned personnel responsible for executing the Business Program.

3.  GE Corporate established a bi-weekly conference call attended by representatives of the GE operating divisions and others having responsibilities for executing Conflict Minerals due diligence.  The purposes of the calls included design and modification of GE’s due diligence process, sharing best practices among the businesses, and monitoring progress in executing the due diligence process.  Suppliers identified as being relevant to GE’s Conflict Minerals program were contacted through the PCC survey tool described below.

4.  The status of GE’s due diligence was reported to management from time to time, including the GE Sourcing Council, which comprises the lead executives responsible for GE’s sourcing activities at the Corporate and business levels.  The GE businesses reported progress and results of their due diligence processes to management at review sessions held at various times throughout 2013.

C.	Establish a system of controls and transparency over the mineral supply chain

1.  During 2013, each GE business identified suppliers of inputs into GE products that sourcing personnel believed to contain or to be likely to contain 3TG (Relevant Suppliers).  Sourcing personnel in the GE businesses based their identification of Relevant Suppliers on one or more of the following:  examination of internal records such as bills of material or other product specifications; a qualitative review of sourcing records; or information provided by the supplier.

2.  GE businesses designated among their Relevant Suppliers a set labeled as Significant Suppliers based on criteria developed by the businesses.

3.  GE commissioned the development of an IT system (PCC Conflict Minerals Module) to survey Suppliers of 3TG and to store survey results and create reports of information reported to GE by suppliers pursuant to the survey.  The PCC Conflict Minerals Module is designed to store survey information for a period of five years.

4.  The PCC Conflict Minerals Module was used in 2013 to survey Relevant and Significant Suppliers.  Suppliers were asked to provide information for the year 2013 up to the time of filing the survey response.

5.  During 2013 GE surveyed 9,874 suppliers and identified 203 smelters and refiners of 3TG in our supply chain.  A complete list of identified smelters and refiners and their validation status under the CFSP is contained in Table A below.

6.  For upstream due diligence to identify countries of origin and other relevant information concerning the conflict status of metals produced by the smelters and refiners identified in GE’s supply chain, GE relied on the information made available through the CFSP administered by the Conflict Free Sourcing Initiative (CFSI) of EICC/GeSI.  GE relied on this information to identify the conflict status of 3TG processed by these smelters and refiners and to identify the countries of origin of ores in the supply chains of those smelters and refiners in GE’s supply chain that were listed by the CFSP as having been verified to be conflict-free during 2013.  Where the CFSP data showed that ores utilized by one or more of the smelters or refiners in GE’s supply chain originated in one or more of the Covered Countries, GE concluded that there is reason to believe that 3TG from the Covered Countries is present in the products of the business in the supply chain for which such smelters or refiners were reported.  Due to business confidentiality and other competitive concerns, the CFSP does not make available more detailed results of their verification reviews of smelters and refiners of 3TG.

D.  Strengthen company engagement with suppliers

1.  In 2013, GE communicated its expectations on responsible supply chains of minerals from the Democratic Republic of Congo and the other Covered Countries by the following means:

•
GE transmitted surveys to Significant Suppliers and other Relevant Suppliers by the PCC Conflict Minerals Module included communications from the sourcing organizations of the GE businesses that conveyed GE’s expectations concerning conflict minerals.

•
GE amended its Integrity Guide for Suppliers, Contractors, and Consultants to include expectations that GE suppliers will adopt policies and establish systems to endeavor to procure tantalum, tin, tungsten, and gold from sources that have been verified as conflict free, and to provide supporting data on your supply chain for tantalum, tin, tungsten, and gold to GE when requested, on a platform to be designated by GE.  Purchase order and contract terms and conditions in use by the GE businesses bind suppliers to conform their behavior to the Integrity Guide.   The Integrity Guide can be found on GE’s website at http://www.gesupplier.com/html/SuppliersIntegrityGuide.htm.

E.  Establish a company level grievance mechanism

GE maintains an open reporting system through which employees and third parties may report concerns about policy violations.  Concerns may be reported anonymously or for attribution through several channels, including their manager, GE’s legal department, or the relevant GE compliance officer, by calling the GE integrity hotline, or by emailing the GE Ombudsman.  GE policy forbids retaliation against any employee or other party reporting a policy concern.  The GE Integrity Guide for Suppliers, Contractors, and Consultants informs suppliers of these four separate avenues through which they or their employees may report integrity concerns.  The Integrity Guide also contains a statement that GE policy forbids retaliation against any person reporting such a concern.

Step 2:  Identify and Assess Risks in the Supply Chain

A.	Use best efforts to identify the smelters and refiners in the supply chain

Each GE business identified a set of suppliers of Relevant Sourced Materials and used the PCC Conflict Minerals Module to survey that set of suppliers to collect relevant data.  Suppliers designated by the GE businesses to be “Significant Suppliers” were asked to provide the identity of smelters and refiners of 3TG in their supply chains.

As a partner member of the Conflict-Free Sourcing Initiative, GE supports development and dissemination of the Conflict Mineral Reporting Tool (“CMRT”), which is a common platform on which suppliers can report Conflict Minerals program information, including the identity of smelters and refiners in their supply chains.  In 2013, GE accepted responses from suppliers submitted on the CMRT in lieu of responding to the GE survey on the PCC Module.

B.  Identify the scope of the risk assessment of the mineral supply chain

1.  In 2013, GE relied on the EICC/GeSI CFSP, to conduct risk assessment at the upstream level.  GE is partner member of CFSI and supports CFSI and CFSP through membership on governance committees and providing in-kind assistance with CFSP smelter validation.

2.  In addition to engaging with smelters and refiners through the CFSP, GE engaged independently with tungsten smelters from which it buys tungsten-bearing products directly (first-tier tungsten smelters) to encourage them to participate in the smelter validation process of the CFSP.  These activities began prior to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and included the following:

•	In 2009, GE Lighting contacted its global first-tier tungsten smelters to initiate discussions to encourage the smelters to submit to verification pursuant to the CFSP.

•
In 2010, GE Lighting assisted the CFSP in arranging visits to three major Asian tungsten smelters to provide education on the issue of conflict minerals and the pending legislation in the United States.  GE personnel participated in and provided technical assistance for the CFSP visits to these smelters.

•
In September of 2012, following the SEC’s adoption of the final rule implementing Section 1502 of Dodd-Frank, GE Lighting communicated with all of its first-tier tungsten smelters and informed them 1) of GE’s Statement of Principles on Conflict Minerals and; and 2) of GE Lighting’s intention in 2013 to purchase tungsten-bearing products only from smelters that have a policy and procedures to eliminate sourcing of tungsten from conflict mines in the DRC; have had the origin of their tungsten supplies audited in accordance with the OECD Guidelines (such as through the CFSP), or have committed to such an audit; and have passed the audit or having failed to pass the audit have established and put into place a corrective action plan.

•
During 2013, GE Lighting and GE Corporate participated with CFSP in meetings with representatives of the tungsten smelter industry to continue to encourage tungsten smelter participation in the CFSP.  In October of 2013, GE Lighting participated in a mock audit of a tungsten smelter in preparation for a full CFSP audit.  In November of 2013, the Tungsten Industry Conflict Minerals Council announced an agreement to collaborate with the CFSI to facilitate validation of tungsten smelters under the CFSP.

•
Over 75% of the first-tier tungsten smelters that provided product to GE Lighting in 2013 have been verified as conflict-free under the CFSP or are scheduled for a CFSP audit.  GE Lighting suspended purchases from first-tier tungsten smelters that are not verified or scheduled for a verification audit.

3.  GE’s Conflict Minerals supplier survey asked suppliers to identify smelters or refiners from which they made direct purchases of products containing 3TG (first-tier smelters or refiners to our first-tier suppliers), and during 2013, a number of GE suppliers reported the identities of first-tier smelters or refiners in their supply chains.  In 2013, GE initiated a program to communicate to GE suppliers that reported having first-tier smelters or refiners of 3TG encouraging them to impose requirements on them consistent with those that GE imposes on its first-tier smelters – that is, that they will have programs to eliminate from their supply chains minerals from conflict mines, and will become verified as conflict-free through the CFSP or a similar program.

C.  Assess whether the smelters and refiners have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

D.  Where necessary, carry out, including through participation in industry-driven programs, joint spot checks at the mineral smelter or refiner’s own facilities

In 2013, GE relied on the CFSP to conduct risk assessment at the upstream level.  GE is a partner company member of CFSI and supports CFSI and CFSP through membership on governance committees and providing in-kind assistance with CFSP smelter validation.

Step 3:  Design and Implement a Strategy to Respond to Identified Risks

A.	Report findings to designated senior management

1.  During 2013 GE businesses conducted one or more reviews of their Conflict Minerals due diligence programs with senior management in their Sourcing organizations.  During these sessions, senior Sourcing management reviewed measurements relating to efforts to achieve transparency in their supply chains in accordance with the Guidelines.

2.  During bi-weekly conference calls held during 2013, representatives of the GE businesses  and others having responsibilities for executing Conflict Minerals due diligence reported to GE’s Executive Counsel for Trade Regulation and Sourcing progress in implementing their due diligence programs.  The topics discussed on the calls included design and modification of GE’s due diligence process, sharing best practices among the businesses, and monitoring progress in executing the due diligence process.

3.  From time to time during 2013, GE’s Executive Counsel for International Trade Regulation and Sourcing made presentations on GE’s progress in completing Conflict Minerals due diligence to GE’s Sourcing Council, which comprises management of GE Corporate responsible for supply chain programs and the leads of the Sourcing organizations of GE’s businesses; and to GE Controllership “Leadership Brief” calls, attended by GE’s Vice President and Controller and other senior management responsible for GE’s Securities and Exchange Commission reporting.

B.	Devise and adopt a risk management plan

1.  In 2013, GE’s due diligence risk management plan focused on reducing risk by encouraging the smelters or refiners of 3TG most proximate to GE in our supply chain to become verified under the CFSP.  As noted above, GE Lighting has first-tier tungsten smelters in its supply chain, and, building on engagement with these smelters begun by GE Lighting as early as 2009, GE Lighting and GE Corporate in 2013 participated with CFSP in meetings with representatives of the tungsten smelter industry to encourage tungsten smelter participation in the CFSP.  In October of 2013, GE Lighting participated in a mock audit of a tungsten smelter in preparation for a full CFSP audit.  In November of 2013, the Tungsten Industry Conflict Minerals Council announced an agreement to collaborate with the CFSI to facilitate validation of tungsten smelters under the CFSP.  Currently, 75% of the first-tier tungsten smelters that provided product to GE Lighting in 2013 have been verified as conflict-free under the CFSP or are scheduled for a CFSP audit, GE Lighting has suspended purchases from first-tier tungsten smelters that are not verified or scheduled for a verification audit.

2.  GE also took steps in 2013 to begin to engage those first-tier suppliers that reported purchases directly from smelters or refiners in efforts to ensure that those smelters or refiners (GE’s second-tier smelters or refiners) participate in the CFSP.  Late in 2013, GE communicated with fourteen such suppliers to encourage them to cause their first-tier smelters and refiners to become CFSP verified by the end of 2014.

Step 4:  Carry Out Independent Third-Party Audit of Smelters’ and Refiners’ Due Diligence Practices

GE relied on the EICC/GeSI CFSP, to conduct risk assessment at the upstream level.  GE is a partner company member of the CFSI and supports CFSI and CFSP through membership on governance committees and by providing in-kind assistance with CFSP smelter validation.

Step 5:  Report Annually on Supply Chain Due Diligence

In addition to filing this Conflict Minerals Report, GE’s website (http://www.gesustainability.com/building-things-that-matter/supply-chain/conflict-minerals/) contains descriptions of GE’s conflict minerals program, including a discussion of GE’s due diligence process.

c.	STEPS GENERAL ELECTRIC HAS TAKEN AND WILL TAKE IN 2014 TO MITIGATE THE RISK THAT CONFLICT MINERALS IN ITS PRODUCTS BENEFIT ARMED GROUPS, INCLUDING STEPS TO IMPROVE DUE DILIGENCE

GE will take the following steps in 2014 to improve due diligence and thereby mitigate the risk that conflict minerals in GE product will benefit armed groups:

1.
Endeavor to improve the number of suppliers responding to GE’s supply chain surveys to identify additional smelters and refiners in GE’s supply chain, by intensifying communication with suppliers and spreading across the GE businesses best practices learned during execution of the due diligence process in 2013.

2.
Intensify the identification of and communication with GE’s second-tier smelters and refiners – that is, those smelters and refiners that sell metals directly to GE’s first-tier suppliers – in order to increase the numbers that participate in verification programs such as the CFSP.

2.      PRODUCT DESCRIPTION

GE manufactures a wide range of products that contain conflict minerals, but GE does not purchase ore or unrefined conflict minerals from mines and is many steps removed in the supply chain from the mining of the conflict minerals.  We purchase materials in our products from a wide network of suppliers so we necessarily rely on our suppliers to assist with our reasonable country of origin inquiry.  GE has not identified the presence of any 3TG in our products that support conflict in the Democratic Republic of Congo.  At the same time, in the first year of our conflict minerals due diligence program GE has not been able to establish the conflict status of our products, due to the unavailability of complete information across our broad and deep supply chain. The following information represents a description of the products manufactured by each GE business; and aggregated information known to GE as a result of the due diligence process described above concerning i) the facilities used to process the conflict minerals in those products, ii) the country of origin of the conflict minerals in those products, and iii) efforts to determine the mine or location of origin of the minerals in those products with the greatest possible specificity.

a.	DESCRIPTION OF PRODUCTS MANUFACTURED BY GE IN CALENDAR YEAR 2013

GE Appliances & Lighting

GE Appliance & Lighting manufactures major home appliances including refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners, residential water systems for filtration, softening and heating, and hybrid water heaters; and lighting products for consumer, commercial, and industrial applications, including incandescent, halogen, fluorescent, high-intensity discharge, light-emitting diode, automotive and miniature products.

GE Aviation

GE Aviation manufactures jet engines, turboprop and turbo shaft engines, and related replacement parts for use in military and commercial aircraft; aerospace systems and equipment, including airborne platform computing systems, power generation and distribution products, mechanical actuation products and landing gear, plus various engine components for use in both military and commercial aircraft.

GE Energy Management

GE Energy Management manufactures integrated electrical products and systems used to distribute, protect and control energy and equipment, including electrical distribution and control products, lighting and power panels, switchgear and circuit breakers for a variety of residential, commercial, consumer and industrial applications; industrial-strength communications equipment; smart meters; monitoring & diagnostics equipment; advanced analytics equipment; advanced motor, drives and control equipment; and automation equipment, including single board computers, motion control and operator interface equipment.

GE Healthcare

GE Healthcare manufactures medical diagnostic imaging and information equipment, including magnetic resonance, computed tomography and positron emission tomography scanners;  X-ray, nuclear imaging, digital mammography, and molecular imaging equipment; medical diagnostics, and patient monitoring systems;  disease research, drug discovery and biopharmaceutical manufacturing products; equipment for patient and resident monitoring, diagnostic cardiology, ultrasound, bone densitometry, anesthesiology and oxygen therapy, and neonatal and critical care devices; medical diagnostics and life sciences products, including diagnostic imaging agents used in medical scanning procedures, drug discovery, biopharmaceutical manufacturing and purification; and tools for protein and cellular analysis for pharmaceutical and academic research, including existing and a pipeline of precision molecular diagnostics in development for neurology, cardiology and oncology applications.

GE Oil & Gas

GE Oil & Gas manufactures equipment for the global oil and gas industry, used in applications spanning from drilling through production; equipment for  liquefied natural gas and pipeline compression, pipeline inspection, and downstream processing in refineries and petrochemical plants; surface and subsea drilling and production equipment; equipment for floating production platforms; compressors; turbines; turboexpanders; high pressure reactors; industrial power generation and auxiliary equipment; sensors for temperature, pressure, moisture, gas and flow rate; and non-destructive testing inspection equipment, including radiographic, including ultrasonic, remote visual and eddy current equipment.

GE Power & Water

GE Power & Water manufactures products and services related to energy production, including gas turbines and generators used principally for generation of electricity and for industrial cogeneration and mechanical drive applications; integrated gasification combined cycle systems; steam turbines and generators for fossil-fired, combined cycle, integrated gasification combined cycle, renewable, industrial, petrochemical, and nuclear applications; wind turbines; aircraft engine derivatives for use as industrial power sources; nuclear reactors and fuel for boiling water reactors; and industrial and municipal water systems products, including specialty chemicals, water purification systems, pumps, valves, filters and fluid handling equipment, including mobile treatment systems and desalination equipment.

GE Transportation

GE Transportation manufactures high-horsepower, diesel-electric locomotives and kits; train control products, and signaling systems; drive technology products for the mining, transit, marine and stationary, and drilling industries; and mining products with a focus in underground mining.

b.
INFORMATION KNOWN TO GE ABOUT THE FACILITIES USED TO PROCESS CONFLICT MINERALS IN GE PRODUCTS, THE COUNTRY OF ORIGIN OF CONFLICT MINERALS IN GE PRODUCTS, AND THE EFFORTS TO DETERMINE WITH THE GREATEST POSSIBLE SPECIFICTY THE MINE OR LOCATION OF ORIGIN OF CONFLICT MINERALS IN GE PRODUCTS

GE obtained information about the facilities used to process conflict minerals in products manufactured during 2013 through the downstream due diligence activities described in section 1(b) of this Conflict Minerals Report.  Table A below is a list of smelters that GE suppliers identified as being present in their supply chains and that GE has concluded that there is reason to believe may have produced metals contained in GE products.

GE relied on information made available through the CFSP administered by the EICC/GeSI CFSI to identify the conflict status of 3TG processed by these smelters and refiners and to identify the countries of origin of ores in the supply chains of those smelters and refiners in GE’s supply chain that were listed by the CFSP as having been verified to be conflict-free during 2013.  Where the CFSP data showed that ores utilized by one or more of the smelters or refiners in GE’s supply chain originated in one or more of the Covered Countries, GE concluded that there is reason to believe that 3TG from the Covered Countries is present in the products of the business in the supply chain for which such smelters or refiners were reported.

Information about the country of origin and mine or location of origin of conflict minerals derives from upstream audits of smelters that are identified in a downstream company’s supply chain.   Step 4 of the OECD due diligence process, as described in the Supplement on Tin, Tantalum, and Tungsten recommends that downstream companies implement upstream audits by cooperating through their industry organizations, and that that downstream companies participate in and contribute to such organizations.  GE is a partner company of the EICC/GeSI CFSI.  As a partner company, GE has supported the execution of the CFSP both financially and through in-kind contributions, in accordance with the specific OECD recommendation for downstream companies for implementing audits.  As a participant in CFSI and CFSP, GE has relied on the CFSP to develop information on the country and mine or location of origin of conflict minerals in GE’s products.

Table B contains a list of countries of origin of ores used by smelters that GE suppliers identified as being present in their supply chains derived from information gathered by the CFSP in the course of its audits and made available to members of the CFSI.  For reasons of business confidentiality and other competitive concerns, as recognized by the OECD Supplement, CFSP does not publish detailed information on specific mine and location of origin of ores that feed the smelters and refiners subject to audit.  Consequently, no such information is provided in this report.  The efforts to determine such information, through CFSI and CFSP as an industry organization in which GE participates, is described on the CFSI website, which can be found at http://www.conflictfreesourcing.org/.

More information on GE’s conflict minerals program can be found on the GE website.

Table A

Summary of Smelters

	# of Smelters Collected from Supply Chain
	A. CFSI compliant smelters	B. CFSI participating smelters	C. Standard Smelters	Total
Tantalum	20	1	2	23
Tin	13	12	42	67
Tungsten	0	15	6	21
Gold	38	36	18	92

Metal	Smelter Name	Country

A. CFSI compliant smelters
Metal	Smelter Name	Country
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Mineração Ltda	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corp	Japan
Gold	Chimet SpA	Italy
Gold	Dowa	Japan
Gold	ECO-SYSTEM RECYCLING CO.,LTD.	JAPAN
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd Hong Kong	Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Istanbul Gold Refinery	TURKEY
Gold	Johnson Matthey Inc	U.S.
Gold	Johnson Matthey Limited	Canada
Gold	JX Nippon Mining & Metals Co., Ltd	Japan
Gold	Kennecott Utah Copper	U.S.
Gold	Kojima Chemicals Co. Ltd	Japan
Gold	LS-Nikko Copper Inc	South Korea
Gold	Materion	U.S.
Gold	Matsuda Sangyo Co. Ltd	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	U.S.
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals LLC.	U.S.
Gold	PAMP SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyeria Plateria SA	Spain
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd	Japan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining Inc.	U.S.
Gold	Valcambi SA	Switzerland
Gold	CCR Refinery - Glencore Canada Corporation (Xstrata Canada Corporation)	Canada

Tin	Alpha Metal	U.S.
Tin	Gejiu Non-ferrous	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan
Tin	OMSA	Bolivia
Tin	PT Bukit Timah	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah	Indonesia
Tin	Thaisarco	Thailand
Tin	White Solder Metallurgia	Brazil
Tin	Yunnan Tin Company Limited	China

Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoloshan	China
Tantalum	Exotech Inc.	U.S.
Tantalum	F&X	China
Tantalum	Global Advanced Metals	U.S.
Tantalum	H.C. Starck Group	Germany
Tantalum	Hi-Temp	U.S.
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	China
Tantalum	JiuJiang Tanbre Co. Ltd.	China
Tantalum	Kemet Blue Powder	U.S.
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee	Austria
Tantalum	RFH	China
Tantalum	Solikamsk Metal Works	Russia
Tantalum	Taki Chemicals	Japan
Tantalum	Tantalite Resources	South Africa
Tantalum	Telex	U.S.
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China

B. CFSI participating smelters
Metal	Smelter Name	Country
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Asaka Riken Co Ltd	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	Cendres & Métaux SA	SWITZERLAND
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Company Limited	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralectromed	RUSSIAN FEDERATION
Gold	Kazzinc Ltd	Kazakhstan

Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Met-Mex Peñoles, S.A.	MEXICO
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox SA	SWITZERLAND
Gold	Schone Edelmetaal	NETHERLANDS
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd	China
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Yokohama Metal Co Ltd	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co. Ltd	China

Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	China
Tungsten	Ganzhou Huaxing Tungsten	China
Tungsten	Global Tungsten & Powders Corp	U.S.
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	China
Tungsten	HC Starck GmbH	Germany
Tungsten	Hunan Chenzhou Mining Group Co	China
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	China
Tungsten	Jiangxi Tungsten Industry Co Ltd	China
Tungsten	Kennametal Huntsville	U.S.
Tungsten	Tejing (Vietnam) Tungsten Co Ltd	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wolfram Company CJSC	Russia
Tungsten	Xiamen Tungsten Co Ltd	China

Tin	China Tin Group Co.	China
Tin	Cooper Santa	Brazil
Tin	CV United Smelting	Indonesia
Tin	Melt Metals and Alloys S/A	Brazil
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	Rui Da Hung	Taiwan

Tin	Soft Metals Ltda	Brazil
Tin	Yunnan Chengfeng	China

Tantalum	Changsha Southern	CHINA

C. Standard Smelters
Metal	Smelter Name	Country
Gold	Bauer Walser AG	GERMANY
Gold	Caridad*	Mexico
Gold	China National Gold Group Corporation	CHINA
Gold	Chugai Mining	Japan
Gold	Codelco	Chile
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF
Gold	DaeryongENC	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Doduco	Germany
Gold	Guandong Jinding Material co., Ltd.	CHINA
Gold	Hangzhou the Fuchun River smelting Co., Ltd.	CHINA
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF
Gold	Korea Metal	KOREA, REPUBLIC OF
Gold	Sabin Metal Corp.	U.S.
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF
Gold	So Accurate Group, Inc.	U.S.
Gold	Suzhou Xingrui Noble	CHINA
Gold	Torecom	KOREA, REPUBLIC OF

Tungsten	China Minmetals Corp.	China
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Nonferrous Metals Smelting Co Ltd.	China
Tungsten	Japan New Metals Co Ltd	Japan
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China

Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	CV Duta Putra Bangka	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV JusTindo	Indonesia
Tin	CV Makmur Jaya	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	EM Vinto	Bolivia
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Fenix	Poland

Tin	Gejiu Zi-Li	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jiangxi Nanshan	China
Tin	Kai Unita Trade Limited Liability Company	China
Tin	LINWU XIANGGUI MINERAL SMELTING CO. LTD.	China
Tin	Liuzhou China Tin	China
Tin	Metallo Chimique	Belgium
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tin	Novosibirsk	Russia
Tin	OM Manufacturing Phils. Inc	Philippines
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Karimun Mining	INDONESIA
Tin	PT Koba Tin	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega	INDONESIA
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Seirama Tin investment	INDONESIA
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	INDONESIA
Tin	PT Yinchendo Mining Industry	Indonesia

Tantalum	Gannon & Scott	U.S.
Tantalum	King-Tan Tantalum Industry Ltd	CHINA

Table B

Gold	Tantalum	Tin	Tungsten

Argentina	Argentina	Argentina	Argentina
Australia	Australia	Australia	Australia
Austria	Austria	Austria	Austria
Belgium	Belgium	Belgium	Belgium
Brazil	Brazil	Brazil	Brazil
Chile	Chile	Chile	Chile
China	China	China	China
Colombia	Colombia	Colombia	Colombia
Côte d'Ivoire	Côte d'Ivoire	Côte d'Ivoire	Côte d'Ivoire
Czech Republic	Czech Republic	Czech Republic	Czech Republic
Djibouti	Djibouti	Djibouti	Djibouti
Egypt	Egypt	Egypt	Egypt
Estonia	Estonia	Estonia	Estonia
Ethiopia	Ethiopia	Ethiopia	Ethiopia
France	France	France	France
Germany	Germany	Germany	Germany
Guyana	Guyana	Guyana	Guyana
India	India	India	India
Indonesia	Indonesia	Indonesia	Indonesia
Ireland	Ireland	Ireland	Ireland
Israel	Israel	Israel	Israel
Japan	Japan	Japan	Japan
Lao PDR	Lao PDR	Lao PCR	Lao PDR
Luxembourg	Luxembourg	Luxembourg	Luxembourg
Madagascar	Madagascar	Madagascar	Madagascar
Malaysia	Malaysia	Malaysia	Malaysia
Mongolia	Mongolia	Mongolia	Mongolia
Myanmar	Myanmar	Myanmar	Myanmar
Netherlands	Netherlands	Netherlands	Netherlands
Nigeria	Nigeria	Nigeria	Nigeria
Peru	Peru	Peru	Peru
Bolivia	Bolivia	Bolivia	Bolivia
Portugal	Portugal	Portugal	Portugal
Republic of Korea	Republic of Korea	Republic of Korea	Republic of Korea
Russian Federation	Russian Federation	Russian Federation	Russian Federation
Sierra Leone	Sierra Leone	Sierra Leone	Sierra Leone
Singapore	Singapore	Singapore	Singapore

Suriname	Suriname	Suriname	Suriname
Switzerland	Switzerland	Switzerland	Switzerland
Thailand	Thailand	Thailand	Thailand
United Kingdom	United Kingdom	United Kingdom	United Kingdom
United States	United States	United States	United States
Zimbabwe	Zimbabwe	Zimbabwe	Zimbabwe
	Kenya	Kenya
	Mozambique	Mozambique
	South Africa	South Africa
	Angola	Angola
	Burundi	Burundi
	Central African Republic	Central African Republic
	Republic of Congo	Republic of Congo
	Rwanda	Rwanda
	South Sudan	South Sudan
	Uganda	Uganda
	Tanzania	Tanzania
	Zambia	Zambia

	DRC	DRC